Exhibit 99.1

Investor Relations:	Deborah Abraham Director, Investor Relations (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS SECOND QUARTER 2004 RESULTS
Net Income $0.10 Per Diluted Share

NEW YORK-- August 4, 2004 --The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the second quarter ended July 3, 2004:

•	Net revenues increased 4.0% to $332.1 million compared to $319.3 million for the second quarter of fiscal 2003.

•	Operating income rose to $12.8 million from an operating loss of $10.0 million in the prior year quarter.

•	Net income was $4.4 million, or $0.10 per diluted share, as compared to a net loss of $9.0 million, or $0.20 per diluted share, for the second quarter of fiscal 2003.

•	Cash and cash equivalents increased to $162.7 million at July 3, 2004 from $65.9 million at July 5, 2003.

"We are pleased with the results reported today," said Joe Gromek, President and Chief Executive Officer. "Our second quarter performance reflects the success of the ongoing implementation of our long-term strategic plan to position Warnaco for sustainable growth. Of particular note during the quarter were the double-digit revenue gains posted by the Sportswear Group and the 280 basis point improvement in the Company's gross profit margins over the prior year's quarter. Our addition of Helen McCluskey as Group President, Intimate Apparel highlights Warnaco's continued commitment to a premier management team dedicated to improving and growing the business."

Second Quarter Highlights

Net revenues increased to $332.1 million for the second quarter of fiscal 2004, compared to $319.3 million for the second quarter of fiscal 2003. The Company saw solid revenue gains in both its Swimwear and Sportswear Groups, which were partially offset by a decline in Intimate Apparel Group net revenues. Calvin Klein® jeans reported notable revenue and income gains as compared to last year and Chaps® continued the positive performance recorded in the first quarter. In the Intimate Apparel Group, Calvin Klein underwear net revenues rose as compared to the prior year period. The Company's Olga® and Warner's® brands remain challenged, with management working to reposition these brands.

Gross profit was $103.4 million, or 31.1% of net revenues, for the second quarter of fiscal 2004 compared to $90.3 million, or 28.3% of net revenues, for the second quarter of fiscal 2003. Improved full-price retail selling contributed to the 280 basis point improvement in gross profit margin.

Selling, general and administrative expenses were $89.2 million, or 26.9% of net revenues, for the second quarter of fiscal 2004 compared to $88.4 million, or 27.7% of net revenues, for the second quarter of fiscal 2003. The Company continues to invest in the marketing of new and existing brands. During the second quarter, the Company allocated an incremental $1.8 million in total marketing spend over the prior year period to support, among other efforts, ongoing Calvin Klein jeans, Lejaby® and Speedo® campaigns as well as the launches of Choice Calvin Klein™, Sensual Support™ and Chaps denim.

Restructuring expenses for the second quarter of fiscal 2004 were $1.1 million, primarily related to continued activities associated with the closure and consolidation of certain facilities as well as the sale of the Company's intimate apparel manufacturing facility in Honduras in January 2004 and the March 2004 sale of the Company's San Luis, Mexico intimate apparel manufacturing facility. This compares to $6.0 million in restructuring expenses for the second quarter of fiscal 2003 associated with the consolidation of manufacturing and distribution operations as part of the Company's plan of reorganization. The results for the second quarter of fiscal 2003 were negatively affected by $5.9 million of amortization of sales order backlogs recorded in connection with fresh start accounting. There was no comparable amortization expense in the second quarter of fiscal 2004.

Net income increased to $4.4 million for the second quarter of fiscal 2004 compared to a net loss of $9.0 million for the second quarter of fiscal 2003, primarily as a result of increased net revenues and lower restructuring and amortization expenses in the current quarter.

Financial data as of and for the three and six month periods ended July 3, 2004 and July 5, 2003 can be found on Schedules 1, 1.1, 2 and 3 to this release.

Mr. Gromek continued, "As we look ahead, we are pleased with the direction and momentum of our business and see further opportunity to build upon our core strengths in sportswear, intimate apparel and swimwear through brand extensions, new license opportunities and strategic acquisitions. The recent licensing agreement with Michael Kors® for swimwear, as well as our recent brand extensions for Calvin Klein underwear, are representative of the opportunities we see for Warnaco."

The Company noted the following balance sheet highlights as of July 3, 2004:

Cash and cash equivalents increased to $162.7 million from $65.9 million at July 5, 2003. A reduction in inventories and improved collection of receivables contributed to the improved cash position.

Inventories declined $45.7 million, or 16.7%, to $228.3 million from $274.0 million at July 5, 2003. This decline reflected improved inventory management and the transition to a primarily sourced operating model.

The Company also noted that it recently modified the terms of its existing senior secured revolving credit facility. Under the amended agreement, the Company may use up to $50 million of free cash for share repurchases, debt repurchases or dividend payments, provided it retains $50 million in cash on hand subsequent to any such activity. At the Company's request, the amendment reduced the amount of credit available from $275 million to $175 million; however, the Company now has the ability to step up the borrowing by a maximum of $150 million. The Company has not made any borrowings under this facility since May 2003. In addition, the Company increased the amount of indebtedness and liens it can incur to $10 million in each instance and increased its ability to make investments in foreign subsidiaries to $10 million. The Company also has the ability make investments in investment grade securities and is permitted to undertake asset sales where the cash portion of such sale may be as low as fifty percent of the total sale price. The Company also retains the ability to fund acquisitions using available cash on hand. Existing restrictions imposed by the indenture governing the Company's 8 7/8% Senior Notes due 2013 are not affected by the amendment.

Commenting on the results, Larry Rutkowski, Chief Financial Officer stated, "Our strong balance sheet at quarter end demonstrates the effectiveness of our efforts to streamline operations and drive efficiencies through all areas of our business. We believe we have ample resources to pursue our strategic growth objectives and to create the optimal infrastructure to capitalize on the many opportunities we see for our Company."

"We continue to strive toward our three year goals, on balance and over time, of: (i) modest near term revenue growth increasing in future years; (ii) gross margin increases on average of 100 basis points annually; (iii) competitive selling, general and administrative expense; and (iv) annual double digit growth in operating margin percentage. Additionally, the amendment to our credit agreement provides the Company with alternative uses for our free cash," Mr. Rutkowski added.

Subsequent Events

Earlier today, Warnaco announced the acquisition of Ocean Pacific Apparel Corp. for $40.0 million and the assumption of $1.0 million in debt. The acquisition, which is subject to regulatory approval and other customary closing conditions, is expected to close during the third quarter.

Stockholders and other persons are invited to listen to the second quarter earnings conference call scheduled for today, Wednesday, August 4, 2004 at 5:00 p.m. Eastern Daylight Time. To participate in Warnaco's conference call, dial (888) 262-9189 approximately five minutes prior to the 5:00 p.m. start time. The call will also be broadcast live over the Internet at www.warnaco.com. An online archive will be available immediately following the call.

This press release was furnished to the Securities and Exchange Commission (www.sec.gov) and may be accessed through the Company's Internet website: www.warnaco.com.

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz™, Speedo®, Anne Cole Collection®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, JLO by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men's accessories, men's, women's, junior women's and children's jeans and women's and juniors swimwear.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including general economic conditions affecting the apparel industry, changing fashion trends, pricing pressures which may cause the Company to lower its prices, increases in the prices of raw materials the Company uses, changing international trade regulation and elimination of quotas on imports of textiles and apparel, the Company's history of losses, the Company's ability to protect its intellectual property rights, the Company's dependency on a limited number of customers, the Company's dependency on the reputation of its brand names, the Company's exposure to conditions in overseas markets, the competition in the Company's markets, the comparability of financial statements for periods before and after the Company's adoption of fresh start accounting, the Company's history of insufficient disclosure controls and procedures and internal controls and restated financial statements, the Company's future plans concerning guidance regarding its results of operations, the effect of the settlement with the SEC, the effect of local laws and regulations, shortages of supply of sourced goods or interruptions in the Company's manufacturing, the Company's level of debt, the Company's ability to obtain additional financing, the restrictions on the Company's operations imposed by its revolving credit facility and the indenture governing the senior notes and the Company's ability to service its debt. All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company's business in general is subject to certain risks that could affect the value of its stock.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the Three Months Ended July 3, 2004	For the Three Months Ended July 5, 2003
	(Unaudited)	(Unaudited)
		(As Restated) (a)
Net revenues	$332,077	$319,318
Cost of goods sold	228,645	228,991

Gross profit	103,432	90,327
Selling, general and administrative expenses	89,169	88,433
Pension expense	329	-
Amortization of sales order backlog	-	5,902
Restructuring items	1,140	6,024

Operating income (loss)	12,794	(10,032)
Other income	495	1,363
Interest expense, net	4,985	5,457

Income from continuing operations before provision (benefit) for income taxes	8,304	(14,126)
Provision (benefit) for income taxes	3,874	(6,393)
Income from continuing operations	4,430	(7,733)
Income (loss) from discontinued operations, net of income taxes	12	(1,297)
Net income (loss)	$4,442	$(9,030)
Basic and diluted income (loss) per common share:
Income (loss) from continuing operations	$0.10	$(0.17)
Loss from discontinued operations	-	(0.03)
Net income (loss)	$0.10	$(0.20)

Weighted average number of shares outstanding used in computing income (loss) per common share:
Basic	45,370,712	45,010,024
Diluted	46,623,704	45,010,024

(a)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the period February 5, 2003 to April 5, 2003 and for the second and third quarters of fiscal 2003 to reflect amortization expense related to the Calvin Klein jeans license. The restatement increased amortization expense and net loss by $567 ($0.01 per diluted share) for the second quarter of fiscal 2003.

Schedule 1.1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	Successor Company	Adjusted Combined		Successor Company	Predecessor Company
	For the Six Months Ended July 3, 2004	For the Six Months Ended July 5, 2003 (a)	Adjustments (a)	For the Five Months Ended July 5, 2003	For the One Month Ended February 4, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
				(As Restated) (c)

Net revenues	$725,330	$742,787	$-	$632,667	$110,120
Cost of goods sold	480,401	498,420	-	431,137	67,283

Gross profit	244,929	244,367	-	201,530	42,837
Selling, general and administrative expenses	184,840	184,947	-	152,791	32,156
Pension expense	660	-	-	-	-
Amortization of sales order backlog	-	9,835	-	9,835	-
Restructuring items	3,463	6,024	-	6,024	-
Reorganization items	-	29,805	-	-	29,805
Operating income (loss)	55,966	13,756	-	32,880	(19,124)
Gain on cancellation of pre-petition indebtedness (a)	-	-	1,692,696	-	(1,692,696)
Fresh start adjustments (a)	-	-	765,726	-	(765,726)
Other (income) loss	(1,961)	(969)	-	(1,328)	359
Interest expense, net	10,150	11,530	-	9,779	1,751
Income from continuing operations before provision (benefit) for income taxes	47,777	3,195	(2,458,422)	24,429	2,437,188
Provision (benefit) for income taxes (a)	19,645	10,353	(77,584)	9,787	78,150
Income from continuing operations	28,132	(7,158)	(2,380,838)	14,642	2,359,038
Loss from discontinued operations, net of income taxes	(3,466)	(1,912)	-	(1,411)	(501)
Net income (loss)	$24,666	$(9,070)	$(2,380,838)	$13,231	$2,358,537
Basic income (loss) per common share: (b)
Income (loss) from continuing operations	$0.62	$(0.16)		$0.32	$44.52
Loss from discontinued operations	(0.08)	(0.04)		(0.03)	(0.01)
Net income (loss)	$0.54	$(0.20)		$0.29	$44.51
Diluted income (loss) per common share: (b)
Income (loss) from continuing operations	$0.61	$(0.16)		$0.32	$44.52
Loss from discontinued operations	(0.08)	(0.04)		(0.03)	(0.01)
Net income (loss)	$0.53	$(0.20)		$0.29	$44.51
Weighted average number of shares outstanding used in computing income (loss) per common share: (b)
Basic	45,294,544	45,005,897		45,005,897	52,989,965
Diluted	46,277,772	45,153,925		45,153,925	52,989,965

(a)	In addition to the financial information presented in accordance with generally accepted accounting principles, this press release schedule includes adjusted combined financial information for the (1) Predecessor Company for the period January 5, 2003 to February 4, 2003 (prior to the Company's emergence from bankruptcy) and (2) Successor Company for the period February 5, 2003 to July 5, 2003 (collectively referred to as "The Six Months Ended July 5, 2003"). The adjusted combined financial information for the Six Months Ended July 5, 2003 also excludes the gain of $1.7 billion associated with the forgiveness of pre-petition debt, as well as the income of $0.8 billion and corresponding income tax adjustments related to fresh start accounting in connection with the Company's emergence from bankruptcy.

The Company believes that the adjusted combined financial information is useful to investors to meaningfully compare the current year six-month period results with the prior year's six-month period results and provides useful information to investors regarding the Company's results of operations for (1) The Six Months Ended July 3, 2004 and (2) the Six Months Ended July 5, 2003. The adjustments were made to exclude significant one-time events related to the Company's emergence from bankruptcy and to present comparable period information. Management evaluates its results of operations on an adjusted combined basis in order to eliminate the effect of these one-time events and to enhance the comparability of these periods. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate the Company's results of operations on the same basis as management.

(b)	Income (loss) per common share and the weighted average number of shares outstanding used in computing income (loss) per share of the Predecessor are based upon historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 4, 2003 will not be comparable to income (loss) per common share for periods before February 4, 2003.

(c)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the period February 5, 2003 to July 5, 2003 to reflect amortization expense related to the Calvin Klein jeans license. The restatement increased amortization expense and reduced net income by $945 ($0.02 per diluted share) for the period February 5, 2003 to July 5, 2003.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	July 3, 2004	January 3, 2004	July 5, 2003
	(Unaudited)		(Unaudited)
			(As restated) (a)

ASSETS
Current assets:
Cash and cash equivalents	$162,690	$53,457	$65,925
Accounts receivable	205,292	209,491	184,671
Inventories, net	228,314	279,839	274,060
Other current assets	67,350	61,946	48,093
Current assets of discontinued operations	5,909	27,125	42,742
Total current assets	669,555	631,858	615,491

Property, plant and equipment, net	89,333	96,865	104,487
Intangible and other assets	344,098	355,119	376,682
TOTAL ASSETS	$1,102,986	$1,083,842	$1,096,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	$-	$1,512
Other current liabilities	228,285	231,599	218,468
Current liabilities of discontinued operations	2,908	7,440	3,199
Total current liabilities	231,193	239,039	223,179
Long-term debt:
Senior Notes due 2013	210,000	210,000	210,000
Other	913	1,132	1,274
Deferred income taxes	58,649	58,946	62,463
Other long-term liabilities	55,675	52,064	71,899
Total stockholders' equity	546,556	522,661	527,845

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,102,986	$1,083,842	$1,096,660
Supplemental Information:
Debt	$210,913	$211,132	$212,786

(a)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the period February 5, 2003 to April 5, 2003 and for the second and third quarters of fiscal 2003 and its balance sheet at July 5, 2003 to reflect accumulated amortization related to the Calvin Klein jeans license and the reclassification of deferred tax assets and deferred tax liabilities with a corresponding reduction in goodwill due to the change in classification of the Calvin Klein jeans license. The restatement increased accumulated amortization by $945 at July 5, 2003.

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

	Quarter-to-Date				Year-to-Date
Net revenues:	For the Three Months Ended July 3, 2004	For the Three Months Ended July 5, 2003	Increase (Decrease)	% Change	For the Six Months Ended July 3, 2004	Combined For the Six Months Ended July 5, 2003 (a)	Increase (Decrease)	% Change
Intimate Apparel Group	$128,367	$131,453	$(3,086)	-2.3%	$269,549	$278,263	$(8,714)	-3.1%
Sportswear Group	91,564	82,883	8,681	10.5%	188,367	211,180	(22,813)	-10.8%
Swimwear Group	112,146	104,982	7,164	6.8%	267,414	253,344	14,070	5.6%
Net Revenues	$332,077	$319,318	$12,759	4.0%	$725,330	$742,787	$(17,457)	-2.4%

	Quarter-to-Date				Year-to-Date
	For the Three Months Ended July 3, 2004	% of Total Net Revenues	For the Three Months Ended July 5, 2003	% of Total Net Revenues	For the Six Months Ended July 3, 2004	% of Total Net Revenues	Combined For the Six Months Ended July 5, 2003 (a)	% of Total Net Revenues
			(As restated) (b)				(As restated) (b)
Operating income:
Intimate Apparel Group	$8,284	2.5%	$10,130	3.2%	$21,483	3.0%	$27,722	3.7%
Sportswear Group	8,171	2.5%	(5,375)	-1.7%	20,508	2.8%	12,209	1.6%
Swimwear Group	15,171	4.6%	10,025	3.1%	52,071	7.2%	47,116	6.3%
Group operating income	31,626	9.5%	14,780	4.6%	94,062	13.0%	87,047	11.7%
Unallocated corporate expenses	(17,692)	-5.3%	(18,788)	-5.9%	(34,633)	-4.8%	(37,462)	-5.0%
Restructuring items	(1,140)	-0.3%	(6,024)	-1.9%	(3,463)	-0.5%	(6,024)	-0.8%
Reorganization items	—	—	—	—	—	—	(29,805)	-4.0%
Operating income	$12,794	3.9%	$(10,032)	-3.1%	$55,966	7.7%	$13,756	1.9%

(a)	In addition to the financial information presented in accordance with generally accepted accounting principles, this press release schedule includes combined adjusted financial information for the (1) Predecessor Company for the period January 5, 2003 to February 4, 2003 (prior to the Company's emergence from bankruptcy) and (2) Successor Company for the period February 5, 2003 to July 5, 2003 (collectively referred to as "The Six Months Ended July 5, 2003"). The financial information for the Six Months Ended July 5, 2003 also excludes the gain of $1.7 billion associated with the forgiveness of pre-petition debt, as well as the income of $0.8 billion and corresponding income tax adjustments related to fresh start accounting in connection with the Company's emergence from bankruptcy.

The Company believes that the adjusted combined financial information is useful to investors to meaningfully compare the current year six-month period results with the prior year's six-month period results and provides useful information to investors regarding the Company's results of operations for (1) the six months ended July 3, 2004 and (2) the Six Months Ended July 5, 2003. The adjustments were made to exclude significant one-time events related to the Company's emergence from bankruptcy and to present comparable period information. Management evaluates its results of operations on an adjusted combined basis in order to eliminate the effect of these one-time events and to enhance the comparability of these periods. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate the Company's results of operations on the same basis as management.

(b)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the second quarter of fiscal 2003 and for the period February 5, 2003 to July 5, 2003 to reflect amortization expense related to the Calvin Klein jeans license. The restatement increased amortization expense and decreased operating income of the Sportswear Group by $567 and $945 for the second quarter of fiscal 2003 and for the period February 5, 2003 to July 5, 2003, respectively.